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          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
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     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                           Winland Electronics, Inc.
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                (Name of Registrant as Specified In Its Charter)
   Dyna Technology, Inc., and the Winland Shareholders' Protective Committee, consisting of Ralph I. Call, Steven A. Fraley, Paul R. Holzhueter, James J.
            Kamp, Thompson H. Davis, Robert L. Ring, Gerald E. Brown
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                            RALPH I. CALL, CHAIRMAN
                   WINLAND SHAREHOLDERS PROTECTIVE COMMITTEE
                           C/O DYNA TECHNOLOGY, INC.
                            225 SOUTH CORDOVA AVENUE
                               LECENTER, MN 56057

                    COMMITTED TO PROTECTING YOUR INVESTMENT
                    WITH OUR TALENT AND BUSINESS EXPERIENCE.

August 1, 2001

Dear Fellow Shareholders:

     As you know, Dyna Technology, Inc., is the largest shareholder in Winland Electronics, Inc. (the "Company"). Because our efforts to bring new ideas and needed change to the Company have been ignored, we requested that the Company call a special meeting of shareholders to remove the incumbent board and simultaneously elect new members to the Board of Directors. The meeting is scheduled for August 21, 2001. We have asked you to vote FOR our proposal, by properly marking, signing and returning the enclosed proxy card.

     IT IS OUR GOAL TO PROVIDE A BOARD OF DIRECTORS FOR THE COMPANY BY BRINGING IN KEY PEOPLE WITH DIVERSE BUSINESS EXPERIENCE AND CREATIVE IDEAS TO STIMULATE THE BOARD'S THINKING. Our nominees are from different fields and backgrounds and will bring specific talents to the Company that I think will contribute greatly to the efforts to turn the Company around.

     THE INCUMBENT BOARD HAS PERMITTED KIRK HANKINS, SR. TO PACK THE BOARD AND KEY MANAGEMENT POSITIONS WITH HIS FRIENDS AND FAMILY, including his son, Kirk P. Hankins, who until recently served as a director of the Company and serves as Vice-President of Sales and Marketing; his daughter, Kimberley Kleinow, who serves as Vice-President of Procurement and Materials; his son-in law, Joal Kleinow, who serves as Director of Management Information Systems; his long-time friend, S. Robert Dessalet, who presently serves as Chairman of the Board; and Lorin Krueger, a technician who is his good friend and presently serves as Chief Executive Officer.

     Until we challenged its structure, the seven member board consisted of 3 direct employees and 4 people hand-picked by Kirk Hankins, Sr. None of the current board members are true outsiders -- all have close ties to Mr. Hankins. The incumbent "outside" directors have never thought enough of the Company to invest in its stock. The Chairman of the Board, S. Robert Dessalet (who has been a director since 1985) holds only 6,026 shares. None of the other "outside" directors, namely, Thomas De Petra, David L. Ewert, or James P. Legus hold even one share of Company stock.

     I do not believe that the incumbent board holds management accountable. In fact, it is just the opposite. The board has awarded substantial bonuses to key management over the past years as well as long-term contracts and considerable stock options. When management has failed to perform, they took the egregious step of repricing the options in an attempt to compensate management even as the stock was sinking. They should be raising the bar -- not lowering it.

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     The 5-year stock performance chart, which appears below, shows that WINLAND
HAS FAR UNDERPERFORMED THE DOW JONES INDUSTRIALS.

                          5 YR STOCK PERFORMANCE CHART

                                            DJI   WEX
                                            ---   ---
Jan. 1997............................
Jan. 1998............................
Jan. 1999............................
Jan. 2000............................
Jan. 2001............................

     - I believe that the Company has failed to clearly state the Company's performance and condition in its letter to me and in its press releases. Winland is consuming its cash at a rapid rate and has little remaining credit available on its bank line of credit that expires this month. In the year 2000, the Company lost $475,323 before tax; in the first quarter of 2001 its before tax losses were $198,554, and I expect similar results for the second quarter of 2001.

     - I believe that Winland is a very fragile, sick company. I have seen only public reports. I suspect that the Company is in much worse condition than has been publicly reported.

     - I do not believe that the Company officers or directors ever dealt in good faith with me. Mr. Hankins stated that he made three attempts to contact me. The truth is that he never called either of my business locations. He did place one call to me at my home and talked to my wife, Nola. He left a message indicating that I could get a factory tour if I would set up the appointment.

     - Two of the three letters I sent to the "outside" directors were ignored. None of them have accepted or returned phone calls and they refused to meet with me in response to my invitation.

     - We have never been offered even one board seat even though Dyna Technology, Inc. holds more stock than all of the present officers and directors in the aggregate.

     - Furthermore, in our April 6, 2001 teleconference with Mr. Hankins, MR. HANKINS INDICATED THAT HE WOULD NEVER RELINQUISH CONTROL OF THE COMPANY AND HE ACKNOWLEDGED THAT ITS THEN COO, LORIN KRUEGER WAS LESS THAN FULLY QUALIFIED TO RUN THE COMPANY.

     - Winland stock has not appreciated in value. A dollar invested in March 1995 is worth only 37 cents today. The Company has never paid a dividend. Only recently, when faced with our challenge, has the Board acknowledged the Company's disappointing stock performance. I do not believe the incumbent directors are capable of providing the necessary leadership to the Company or are interested in protecting shareholder interests.

     - The Company is in precarious financial condition. It is highly leveraged. It used $1,501,570 cash in its operations in 2000, whereas the cash provided by operations 1999 was only $1,497,408. The Company was in violation of its loan covenants at December 31, 2000. The revolving loan balance outstanding at the end of 2000 was $3,924,501 compared to $1,518,501 at the end of 1999.

     - The Company has repeatedly stated that the departure of Mr. Hankins Sr. would have an adverse effect on the Company. He retired in June 2001. The Company paid him $155,000 to retire. In his July 17, 2001 letter to you, Mr. Dessalet implies that Mr. Hankins' departure from the Company has strengthened company management. In several parts of the country there are colloquialisms that describe this type of double-talk. None of them are flattering.

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     - The Company's customer base is concentrated on just three customers, which accounted for 72% of the Company's total sales in 2000. The Company has tied up $5,270,029 in its inventory replenishment system. The Company's total annual sales account for less than 4 times that investment -- $19.5 million. Yet the Company justifies its poor performance for all of 2000 by saying they did not have enough electronic components to build their products!

     In my opinion, the only alternatives available to shareholders are: (1) Try to sell your stock for which there is a limited market; (2) Vote for a new slate of directors; or (3) Vote for the incumbent board and risk losing the remaining value of your investment.

     HERE'S WHAT WE PLAN TO DO TO TURN WINLAND AROUND AND ENHANCE THE VALUE OF YOUR SHARES:

     - We will appoint competent management and hold them accountable.

     - We will maintain an independent Board free of employee control. Our nominees possess key business skills, with over 186 years of combined experience.

     - We are committed to be responsive to your shareholder interests.

     - We will operate in the real world. We realize that growth is good only if it leads to higher profits. We will implement inventory controls. We will work off excess inventory and receivables, hold management accountable and eliminate unnecessary jobs. Under our direction, there will be no Friday afternoons off for management.

     - We will work to create and enhance shareholder value. We recognize that stock price and liquidity are critical market indicators of company leadership.

     - We will report honestly and accurately to the public and to you, our fellow shareholders.

     - If elected, our nominees are committed to personally owning Winland stock. It is inexcusable for a director to continue to stand for election to the board of a company in which he has so little confidence that he refuses to invest in its stock.

     WHAT HAS THE INCUMBENT BOARD DONE FOR YOU? To paraphrase an old maxim: If you have the facts on your side, argue the facts; If you have performance on your side, argue performance; if you have neither the facts nor performance in support of your position, pound the table! You have by now received three packages of mail from Mr. Dessalet. Basically, all he has been able to do is pound the table. He has tried to discredit me and the other board nominees. He has not told you how he plans to turn your 37c investment back into a dollar. He has not told you that Winland precipitated this proxy contest (that the Company cannot afford) by refusing to respond to legitimate shareholder concerns. He has not told you what the operating results are for the second quarter of this year, although he must surely know. He has not acknowledged the severe concentration in customer base that has occurred over the past several years. (Three customers account for 72% of sales.) He has not told you how the board members are going to hold management accountable. He has not acknowledged that the non-employee directors hold only 6,026 shares among the four of them. He has not acknowledged that management is entrenched. He has not admitted that Winland stock has dramatically underperformed the Dow Jones Industrials and the Dow Jones Electric Components sector over the past five years. He doesn't tell you that he is a retired individual living in Florida. The list goes on. Pounding the table will not fix the problems that have developed at Winland on the watch of the current directors.

     THE MOST IMPORTANT THING IS QUALITY OF TALENT AND BUSINESS EXPERIENCE. That's both true on the management team and on the board. I believe that slate of directors we have proposed have both the talent and business moxy to attract more talent to the Company.

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     IF YOU AGREE, VOTE FOR OUR PROPOSAL BY PROPERLY MARKING, SIGNING AND
RETURNING THE ENCLOSED BLUE PROXY CARD.

Sincerely,

WINLAND SHAREHOLDERS PROTECTIVE COMMITTEE

/s/ RALPH I. CALL

Ralph I. Call
Chairman

     YOUR VOTE IS VERY IMPORTANT! RETURN THE BLUE CARD TODAY. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT D.F. KING & CO. AT (800) 628-8509.

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